Exhibit 99.1

BTCS Inc. Appoints Chris Janis to Its Board of Directors

Wayne, PA – (GlobeNewswire – July 1, 2026) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, a company focused on blockchain infrastructure and decentralized finance operations, today announces the appointment of Chris Janis to its Board of Directors. In addition to his Board role, Mr. Janis has been appointed Chairperson of the Audit Committee and a member of the Compensation Committee. The appointment underscores BTCS’s commitment to strengthening its governance structure with proven financial oversight and risk management expertise.

Mr. Janis brings more than 35 years of experience across public accounting, consulting, and executive financial leadership. He joined PwC in 2011 and served as a Partner in the firm’s Cyber, Risk & Regulatory Practice from 2015 until his retirement in June 2026, leading internal audit engagements focused on risk management and internal controls and serving as Lead Client Partner for large, complex global enterprises. Prior to PwC, he also served as CFO in the telecommunications and technology sectors, guiding companies through mergers and acquisitions, complex financings, and corporate restructurings. Mr. Janis holds an MBA from Saint Joseph’s University and a Bachelor of Science with a dual major in Accounting and Finance from La Salle University.

“We are thrilled to welcome Chris to the BTCS Board of Directors,” said Charles Allen, CEO of BTCS. “Chris brings an exceptional depth of expertise that will be invaluable as Chairperson of our Audit Committee. His appointment reflects our commitment to the highest standards of corporate governance and to building a Board capable of supporting BTCS’s long-term growth and delivering lasting value for our shareholders.”

Mr. Janis’s appointment further strengthens a Board focused on rigorous oversight of BTCS’s blockchain technology operations. His experience managing global internal audit engagements and advising complex enterprises on governance and risk aligns directly with the responsibilities of a publicly traded company operating in a rapidly evolving industry.

“I am honored to join the BTCS Board of Directors and to serve as Chairperson of the Audit Committee,” said Chris Janis. “BTCS is at an exciting stage of its development, and I look forward to working closely with the Board and management team to strengthen governance practices, enhance financial oversight, and support the Company’s continued growth.”

With the addition of Mr. Janis, BTCS strengthens the financial oversight and governance expertise of its Board as it advances its mission in the blockchain technology sector.

About BTCS:

BTCS Inc. (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, is a U.S.-based Ethereum-first blockchain technology company committed to driving scalable revenue and asset accumulation through its hallmark strategy, the DeFi/TradFi Accretion Flywheel, an integrated approach to capital formation and blockchain infrastructure. By combining decentralized finance (“DeFi”) and traditional finance (“TradFi”) mechanisms with its blockchain infrastructure operations, comprising NodeOps (staking), Builder+ (block building), and Imperium (DeFi deployments), BTCS offers a unique opportunity for blockchain exposure, driven by recurring on-chain revenue generation and an Ethereum-focused strategy. Discover how BTCS offers exposure to Ethereum and its on-chain economy through the public markets at www.btcs.com.

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Investor Relations:

Charles Allen – CEO

X: @Charles_BTCS

Email: ir@btcs.com